ATLANTIC AMERICAN CORPORATION
                            4370 Peachtree Road, N.E.
                           Atlanta, Georgia 30319-3000
                               ---------------

                                PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 2, 2000

                               ---------------

GENERAL

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Atlantic American Corporation (the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held at the time and place and for the purposes specified in the accompanying Notice of Annual Meeting of Shareholders and at any postponements or adjournments thereof. When the enclosed proxy is properly executed and returned, the shares which it represents will be voted at the Meeting in accordance with the instructions thereon. In the absence of any such instructions, the shares represented thereby will be voted in favor of the nominees for directors listed under the caption "Election of Directors" and the ratification of the appointment of Arthur
Andersen LLP as the Company's independent public accountants for 2000. Management does not know of any other business to be brought before the Meeting not described herein, but it is intended that as to such other business, a vote may be cast pursuant to the proxy in accordance with the judgment of the person or persons acting thereunder. This proxy statement and the accompanying form of proxy are first being mailed to the shareholders of the Company on or about March 30, 2000.

Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use by (i) giving written notice of such revocation to the Secretary of the Company at 4370 Peachtree Road, N.E., Atlanta, Georgia 30319-3000; (ii) executing and delivering a proxy bearing a later date to the Secretary of the Company at 4370 Peachtree Road, N.E., Atlanta, Georgia 30319-3000; or (iii) attending the Meeting and voting in person.

Only holders of record of issued and outstanding shares of $1.00 par value common stock of the Company ("Common Stock") as of March 10, 2000 (the "Record Date") will be entitled to notice of and to vote at the Meeting. On the Record Date, there were 21,010,974 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote.

ANNUAL REPORT

The Annual Report of the Company for the year ended December 31, 1999, including financial statements, is enclosed with this Proxy Statement. The Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission, provides certain additional information. Shareholders may obtain a copy of the Form 10-K without charge upon written request addressed to: Corporate Secretary, Atlantic American Corporation, 4370 Peachtree Road, N.E., Atlanta, Georgia 30319-3000. If the person requesting a copy of the Form 10-K is not a shareholder of record, the request must include a representation that the person is a beneficial owner of the Company's Common Stock.

EXPENSES OF SOLICITATION

The cost of soliciting proxies will be borne by the Company. Officers, directors and employees of the Company may solicit proxies by telephone, telegram or personal interview. No contract or arrangement exists for engaging specially paid employees or solicitors in connection with the solicitation of proxies for the Meeting. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals, and the Company will reimburse them for their expenses in so doing.

VOTE REQUIRED

A majority of the outstanding shares of Common Stock must be present in person or by proxy at the Meeting in order to have the quorum necessary for the transaction of business. Abstentions and broker "non-votes" will be counted as present in determining whether the quorum requirement is satisfied. Directors are elected by the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and actually voting at a meeting at which a quorum is present. In order for shareholders to approve all other matters to be presented at the Meeting, the votes cast favoring the proposal must exceed the votes cast opposing the proposal. Abstentions and non-votes will have no effect on the voting with respect to any proposal as to which there is an abstention or non-vote. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal pursuant to discretionary authority or instructions from the beneficial owner, but does not vote on another proposal because the nominee has not received instruction from the beneficial owner and does not have discretionary power.

                            1. ELECTION OF DIRECTORS

One of the purposes of the Meeting is to elect eleven directors to serve until the next annual meeting of the shareholders and until their successors have been elected and qualified or until their earlier resignation or removal. In the event any of the nominees should be unavailable to serve as a director, which contingency is not presently anticipated, proxies will be voted for the election of such other persons as may be designated by the present Board of Directors.

Nominees for election to the Board of Directors are considered and recommended by the Executive Committee of the Board of Directors to the shareholders. The Company has no procedure whereby nominees are solicited or accepted from shareholders.

All of the nominees for election to the Board of Directors are currently directors of the Company.

The following information is set forth with respect to the eleven nominees for director to be elected at the Meeting:

      ------------------------------------------------------------------
      Name                  Age     Position with the Company

      ------------------------------------------------------------------
      J. Mack Robinson       76      Chairman of the Board
      Hilton H. Howell, Jr.  38      Director, President and Chief Executive
                                     Officer
      Edward E. Elson        65      Director
      Harold K. Fischer      67      Director
      Samuel E. Hudgins      70      Director
      D. Raymond Riddle      65      Director
      Harriett J. Robinson   68      Director
      Scott G. Thompson      54      Director
      Mark C. West           39      Director
      William H.Whaley, M.D  59      Director
      Dom H. Wyant           72      Director
      ------------------------------------------------------------------

Mr. Robinson has served as Director and Chairman of the Board since 1974 and served as President and Chief Executive Officer of the Company from September 1988 to May 1995. In addition, Mr. Robinson is also a Director of Bull Run Corporation and Gray Communications Systems, Inc.

Mr. Howell has been President and Chief Executive Officer of the Company since May 1995, and prior thereto served as Executive Vice President of the Company from October 1992 to May 1995. He has been a Director of the Company since October 1992. Mr. Howell is the son-in-law of Mr. and Mrs. Robinson. He is also a Director of Bull Run Corporation and Gray Communications Systems, Inc.

Mr. Elson is the former Ambassador of the United States of America to the Kingdom of Denmark, serving from 1993 through 1998. He has been director of the Company since October 1998, and previously served as a director from 1986 to 1993.

Mr. Fischer has been the President of Association Casualty Insurance Company and Association Risk Management General Agency, Inc., subsidiaries of the Company, since 1984. He has been a Director of the Company since July 1999.

Mr. Hudgins has been an independent consultant since September 1997 and was a Principal in Percival, Hudgins & Company, LLC, investment bankers, from April 1992 to September 1997. He has been a Director of the Company since 1986 and also serves as a Director of The Wachovia Funds and The Wachovia Municipal Funds of Wachovia Corporation.

Mr. Riddle is the retired Chairman and Chief Executive Officer of National Service Industries, Inc., a diversified holding company, a position he held from September 1994 to February 1996, and prior thereto served as the President and Chief Executive Officer of National Service Industries, Inc. since January 1993. Prior thereto, he was President of Wachovia Bank of Georgia, N.A., the President of Wachovia Corporation of Georgia and Executive Vice President of Wachovia Corporation. He has been a Director of the Company since 1976, and also serves as a Director of AMC, Inc., Atlanta Gas Light Company, Equifax Inc., and Gables Residential Trust, Inc.

Mrs. Robinson, the wife of J. Mack Robinson, has been a Director of the Company since 1989. She is also a Director of Gray Communications Systems, Inc.

Mr. Thompson has been the President and Chief Financial Officer of American Southern Insurance Company, a subsidiary of the Company, since 1984. He has been a Director of the Company since February 1996.

Mr. West has been the Chairman and Chief Executive Officer of Genoa Companies since 1990. He has been a Director of the Company since July 1997.

Dr. Whaley has been a physician in private practice for more than five years. He has been a Director of the Company since July 1992. Mr. Wyant is a retired partner of the law firm of Jones, Day, Reavis & Pogue, which serves as counsel to the Company. He served as a Partner with said firm from 1989 through 1994, and as Of Counsel from 1995 through 1997. He has been a Director of the Company since 1985, and also serves as a Director of Thomaston Mills, Inc.

The Board of Directors recommends a vote FOR the election of each of the nominees for Director.

Committees Of The Board Of Directors

The Board of Directors of the Company has three (3) standing committees: the Executive Committee, the Stock Option and Compensation Committee and the Audit Committee. The Company has no Nominating Committee. The Executive Committee is composed of Messrs. Robinson, Howell, Hudgins and Whaley, and its function is to act in the place and stead of the Board to the extent permitted by law on matters which require Board action between meetings of the Board of Directors. The Executive Committee of the Company met or acted by written consent four times during 1999.

The Stock Option and Compensation Committee is composed of Messrs. Elson, Riddle, Whaley and West. The Stock Option and Compensation Committee's function is to establish the number of stock options to be granted to officers and key employees and the annual salaries and bonus amounts payable to officers of the Company. The Stock Option and Compensation Committee met or acted by written consent two times during 1999.

The Audit Committee is composed of Messrs. Elson, Riddle, West, and Wyant. The Audit Committee's functions include reviewing with the Company's independent public accountants, their reports and audits, and reporting their findings to the full Board. The Audit Committee held one meeting in 1999.

The Board of Directors met or acted by written consent three times in 1999. Each of the directors named above, except for Mr. Elson, attended at least 75% percent of the meetings of the Board and its committees of which he or she was a member during 1999.

Compensation Of Directors

The Company's policy is to pay all Directors an annual retainer fee of $6,000, to pay fees to Directors at the rate of $1,000 for each Board meeting attended and $500 for each committee meeting attended, and to reimburse Directors for actual expenses incurred in connection with attending meetings of the Board of Directors and Committees of the Board. In addition, pursuant to the Company's 1996 Director Stock Option Plan (the "Director Plan"), all Directors who are not employees or officers of the Company or any of its subsidiaries are entitled to receive an initial grant of options to purchase 5,000 shares of Common Stock upon first becoming a Director and annual grants of options to purchase 1,000 shares of Common Stock.

                        SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth Common Stock ownership information as of March 10, 2000 by: (i) each person who is known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock of the Company, (ii) each director, (iii) each executive officer named in the Summary Compensation Table, and (iv) all of the Company's directors and executive officers as a group.

------------------------------------------------------------------------------

                                                Amount and Nature

Name of Individual                                of Beneficial         Percent
or Identity of Group                                Ownership(1)       of Class

------------------------------------------------------------------------------

J. Mack Robinson..............................      13,654,120(2)       64.65%
 4370 Peachtree Road, N.E.
 Atlanta, Georgia 30319
Harriett J. Robinson .........................       8,163,053(3)       38.84%
 3500 Tuxedo Road, N.W.
 Atlanta, Georgia 30305
Harold K. Fischer.............................      1,334,320 (4)        6.35%
 P.O. Box 9728
 Austin, TX 78766
Hilton H. Howell, Jr..........................         354,129(5)        1.66%
Edward E. Elson...............................           8,000(6)         *
Samuel E. Hudgins.............................           8,000(7)         *
D. Raymond Riddle.............................          17,490(7)         *
Scott G. Thompson.............................          88,500(8)         *
Mark C. West..................................         182,642(9)         *
William H. Whaley, M.D........................          27,000(10)        *
Dom H. Wyant..................................           8,000(7)         *
Edward L. Rand, Jr............................          36,068(11)        *
All Directors and Executive
  Officers as a Group (12 persons)                  15,718,269(12)       72.84%
------------------------------------------------------------------------------
[FN]
*Represents less than 1% of class.

(1)All such shares are owned of record and beneficially unless otherwise stated.
(2)Includes 3,381,202 shares owned by Gulf Capital Services, Ltd., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319; 936,702 shares owned by Delta Life Insurance Company; and 294,000 shares owned by Delta Fire & Casualty Company; all of which are companies controlled by Mr. Robinson; 95,000 shares subject to presently exercisable options held by Mr. Robinson; and 4,944 shares held pursuant to the Company's 401(k) Plan. Also includes all shares held by Mr.Robinson's wife (see note 3 below).

(3)Harriett J. Robinson is the wife of J. Mack Robinson. Includes 7,876,748 shares of common stock held by Mrs. Robinson as trustee for her children, as to which she disclaims beneficial ownership. Also includes 8,000 shares issuable upon exercise of options granted under the Director Plan exercisable within 60 days, and 6,720 shares held jointly with grandson. Does not include shares held by Mr. Robinson (see Note 2 above).

(4)Includes 5,000 shares issuable upon exercise of options granted under the Director Plan, exercisable within 60 days.

(5)Includes 275,000 shares subject to presently exercisable stock options held by Mr. Howell; 12,484 shares held pursuant to the Company's 401(k) Plan; 1,025 shares owned by spouse, 1,000 shares owned by spouse as custodian for daughter, 2,000 shares owned by spouse as custodian for son, and 6,720 shares held in joint ownership by Mr. Howell's son and Harriett J. Robinson, as to which he disclaims any beneficial ownership.

(6)Includes 6,000 shares issuable upon exercise of options granted under the Director Plan, exercisable within 60 days.

(7)Includes 8,000 shares issuable upon exercise of options granted under the Director Plan, exercisable within 60 days.

(8) Includes 87,500 shares subject to presently exercisable options.
(9) Includes 6,000 shares issuable upon exercise of options granted under the Director Plan, exercisable within 60 days. Also includes 104,500 shares owned by Atlantis Capital LLP for which Mr. West is the President of the General Partner, 66,142 shares owned by The West Foundation, Inc. for which Mr. West is an officer and director and 5,000 shares owned by the George West Mental Health Foundation, for which Mr. West is the President. Mr. West disclaims any beneficial ownership of these foundations.
(10)Includes 8,000 shares issuable upon exercise of options granted under the Director Plan exercisable within 60 days and 6,000 shares owned by spouse as custodian for daughter.

(11) Includes 34,750 shares subject to presently exercisable options held by Mr. Rand and 1,318 shares held pursuant to the Company's 401(k) Plan.

(12)Includes 550,250 shares subject to presently exercisable options held by all directors and executive officers as a group. Also includes shares held pursuant to the Company's 401(k) Plan described in notes 2, 5, and 11 above.

                                        4

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company's directors, executive officers, and any persons holding more than ten percent of a registered class of the Company's equity securities are required to file with the Securities and Exchange Commission initial reports of ownership and reports of changes of ownership of Common Stock and other equity securities of the Company, and to furnish the Company with copies of such reports. To the Company's knowledge, all of these filing requirements were satisfied during the year ended December 31, 1999. In making this disclosure, the Company has relied on written representations of its directors and officers and copies of the reports that have been filed with the Securities and Exchange Commission.

                             EXECUTIVE COMPENSATION

There is shown below information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1999, 1998 and 1997, of those persons who were: (i) chief executive officer and (ii) the only other executive officers of the Company, at December 31, 1999, whose salary and bonus exceeded $100,000 ("the Named Officers"):

                           Summary Compensation Table



                                                              Long-Term
                                        Annual               Compensation
                                     Compensation           -------------
                                    ---------------             Awards
Name and                                                   ---------------         All Other
Principal Position        Year     Salary(s)     Bonus(s)  Options/SARs(#)      Compensation(s)
-------------------      -----     ---------     --------  ---------------      ---------------
Hilton H. Howell, Jr.     1999     $280,000      $105,000        -0-                $14,050 (1)
 President and CEO        1998      255,000        98,000      200,000               12,800
                          1997      225,000        89,250      100,000               13,100

J. Mack Robinson          1999      140,000       35,000          -0-               $13,275 (2)
 Chairman of the Board    1998      140,000       35,000        100,000               8,000
                          1997      138,902       35,000          -0-                12,500

Edward L. Rand, Jr.       1999      118,000       32,500           -0-                3,564(3)
Vice President and CFO    1998      103,512       29,700         31,000               1,716


[FN]
(1)Consists of (i) contributions to Mr. Howell's account under the Company's 401(k) Plan of $4,450 in 1999; and (ii) fees paid for serving as a director of the Company of $9,600 in 1999.

(2)Consists of (i) contributions to Mr. Robinson's account under the Company's 401(k) Plan of $3,675 in 1999; and (ii) fees paid for serving as a director of the Company of $9,600 in 1999.

 (3)Consists of contributions to Mr. Rand's account under the Company's 401(k) Plan in 1999.


                      Option/SAR Grants In Last Fiscal Year

No options or stocks appreciation rights were granted to the named executive officers during fiscal 1999.

             Aggregated Option/SAR Exercises In Last Fiscal Year

                          and FY-End Option/SAR Values

The following table provides information related to the number and value of options held by the named executive officers at fiscal year-end.




                                                            Number of Securities
                                                           Underlying Unexcercised        Value of Unexcercised
                                                             Options  / SAR                Money Options / SARs
                     Shares                                  at Year-End (#)               at Year-End ($) (1)
                   Acquired on                           -------------------------      --------------------------
Name               Excersise (#)    Value Realized ($)  Exercisable/Unexercisable      Exercisable / Unexercisable
-----               -----------      ------------------  -------------------------     ----------------------------
Hilton H. Howell,
   Jr.               20,000            $11,250(2)        275,000 /25,000                 $0 / $0
J. Mack Robinson        0                   0            95,000 / 25,000                 $0 / $0
Edward  L.  Rand, Jr.   0                   0            34,750 /  6,250                 $0 / $0

[FN]
(1)Value is calculated on the difference between the option exercise price and the closing price for the Company's Common Stock as reported by the Nasdaq National Market on December 31, 1999, which was $2.3125, multiplied by the number of shares of Common Stock underlying the option.

(2)Value realized is calculated on the difference between the option exercise price, which was $1.875, and the closing price for the Company's Common Stock as reported by the Nasdaq National Market on September 23, 1999, which was $2.4375, multiplied by the number of shares of Common Stock underlying the option.


                                PERFORMANCE GRAPH

    The graph below compares the cumulative total return to shareholders on the Common Stock for the period from December 31, 1994 through December 31, 1999, with (i) the Russell 2000 Index, (ii) the Nasdaq Insurance Index and (iii) a peer group of various insurance companies (the "Insurance Peer Group").

In last year's Proxy Statement, the Company compared its stock performance to that of the Insurance Peer Group, which was comprised of the following insurance companies : Atlantic American Corporation, Berkley W R Corporation, Cincinnati Fin. Corporation, Ohio Casualty Corporation, Safeco Corporation, Seibu's Bruce Group Inc., Selective Ins Group, Unitrin, Inc.. The Company has determined that the market capitalization of the companies in the Insurance Peer Group are generally not comparable to that of the Company, and that comparison of shareholder return with that index is not meaningful. Accordingly, the Company has elected to change its peer group comparison to an index comprised of all insurance companies listed on the Nasdaq National Market. The Company believes that a comparison to that peer group is more meaningful for shareholders.

      Atlantic American Corporation, Russell 2000 Index and Nasdaq Insurance
           Index  ( Performance Results Through  12/31/99)

        Atlantic American       Russell 2000         Nasdaq Insurance
         Corporation             Index                   Index
       -------------------       --------------       ----------------

1994          $100.00             $100.00               $100.00

1995          $102.78             $128.44               $142.05

1996          $136.13             $149.55               $161.92

1997          $225.02             $182.75               $237.52

1998          $216.67             $177.76               $211.58

1999          $102.80             $209.46               $164.29

EXECUTIVE COMPENSATION

Report of the Stock Option and Compensation Committee on Executive Compensation

Compensation Philosophy

The Committee believes that compensation of executives should be designed to motivate those persons to perform at their potential over both the short and the long term. The Committee believes that equity-based incentives can benefit the Company by increasing the retention of executives while aligning their long-term interests with those of the Company's shareholders. Compensation determinations are primarily based on the performance of the Company and the individual executive officer during a particular year, and expectations and objectives for performance in the succeeding year. The Committee also believes that compensation packages for executives must be structured to take into account the nature and the growth of the Company's lines of business in appropriate circumstances.

Cash  Compensation.  The  compensation  packages  for the  executive  officers
consist  of  three  components:   base  salaries,   cash  bonuses  and  equity
incentives.

The Chairman annually reviews executive officer compensation and recommends to the Committee proposed salaries and bonuses for himself and for each of the other executive officers. Factors considered by the Chairman and the Committee are based upon the growth of the Company with regard to net income, total assets, premiums and shareholders' equity. All of these factors were considered in establishing salary levels for each of the executive officers, as were their individual duties and the growth and effectiveness of each in performing those duties. In establishing compensation levels for the executive officers for 1999, the Committee sought to structure compensation packages that were designed both to achieve the objective of the Committee's compensation philosophy and to be competitive with those offered by similarly situated companies. For 1999, the Chairman elected not to recommend an increase in his own salary, and the Committee did not implement an increase. The Committee did increase the base salary for the other named executive officers for 1999, having taken into consideration the factors identified above. Upon the Chairman's recommendation, the Committee awarded cash bonuses to each of the named executive officers, including to the Chief Executive Officer as described below. The bonuses are generally determined as a percentage of the executive officer's base salary for the succeeding fiscal year. The bonuses, which were actually paid in the first quarter of 2000, reflect an evaluation of the individual performance of the officers, as well as the performance of the Company as a whole during 1999.

Equity-Based Compensation. The Committee believes that equity-based compensation in the form of stock options or other stock awards serves to motivate executives to seek to improve the Company's short- and long-term prospects and to align the interests of the Company's executives with those of the shareholders. During 1999, the Committee determined not to make any additional grants of stock options to the executive officer of the Company; however, the Committee is in the process of considering the grant of stock options, or other stock awards permitted under the Company's 1992 Incentive Plan, that would be designed to reward the executive officers for their contributions in 1999 and be structured to provide the long-term incentive contemplated by the Committee's philosophy.

Chief Executive Officer. Mr. Howell's compensation is generally evaluated on the same basis as the Company's other executive officers. The Committee approved an increase of 10% in Mr. Howell's base salary for 1999, and in 2000 awarded Mr. Howell a cash bonus of $105,000. Mr. Howell's cash bonus has represented the same percentage of his succeeding year's base salary for each of the last three fiscal years.

                                    Edward E. Elson
                                    D. Raymond Riddle
                                    Mark C. West
                                    Dr. William Whaley

              2.  RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

One of the purposes of the Meeting is to ratify the selection by the Board of Directors of Arthur Andersen LLP, independent public accountants, to audit the books, records, and accounts of the Company and its subsidiaries for the year ending December 31, 2000. This firm has audited the financial statements of the Company since 1974.

A representative from Arthur Andersen LLP is expected to be present at the Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company leases space for its principal offices, as well as the principal offices of certain of its subsidiaries, in an office building located at 4370 Peachtree Road, N.E., Atlanta, Georgia, from Delta Life Insurance Company, a corporation owned by Mr. Robinson and members of his immediate family, under leases expiring May 31, 2002 and July 2005. Under the terms of the lease, the Company occupies approximately 65,489 square feet of office space as well as covered parking garage facilities at an annual rental of approximately $611,000, plus a pro rata share of all real estate taxes, general maintenance, and service expenses and insurance costs with respect to the office building and other facilities. The terms of the lease are believed by management of the Company to be comparable to terms which could be obtained by the Company from unrelated parties for comparable rental property.

Effective December 31, 1995, an aggregate of $13.4 million in principal amount of 8% and 9 1/2% demand notes issued by the Company were canceled in exchange for the issuance by the Company of an aggregate of 134,000 shares of a new series of preferred stock (the "Series B Preferred Stock"), which has a stated value of $100 per share and accrues interest at 9% per year. At December 31, 1999, the Company had accrued but unpaid dividends on the Series B Preferred Stock totaling $4,824,000. All shares of Series B Preferred Stock are owned directly or indirectly by affiliates of Mr. Robinson, Mrs. Robinson or Mr. Howell.

Certain of the Company's subsidiaries have made loans, in an aggregate principal amount of approximately $6.4 million, to Leath Furniture, LLC ("Leath"), which is owned by Gulf Capital Services, Ltd. ("Gulf Capital"). The loans are secured by mortgages on certain properties owned by Leath. The loans bear interest at 9 1/4% per annum, are payable in monthly installments, and mature on December 1, 2016. During 1999, Leath made principal and interest payments on such notes to the Company's subsidiaries in the aggregate amount of $557,151. Gulf Capital is a partnership in which Mr. Robinson is the general partner and certain of his affiliates are the limited partners.

Mr. Wyant, a director of the Company, is a retired Partner of the law firm of Jones, Day, Reavis & Pogue, which firm serves as counsel to the Company.

The Company has entered into a consulting agreement with Dr. Whaley, pursuant to which Dr. Whaley provides certain medical consulting and advisory services to the Company's subsidiaries. Pursuant to the agreement, Dr. Whaley receives $10,000 per year for such services.

                                 OTHER BUSINESS

Management of the Company knows of no other matters than those stated above which are to be brought before the Meeting. However, if any such other matters should be presented for consideration and voting, it is the intention of the persons named in the proxies to vote thereon in accordance with their best judgment.

                              SHAREHOLDER PROPOSALS

Shareholder proposals to be presented at the next annual meeting must be received by the Company no later than December 1, 2000, in order to be considered for inclusion in the proxy statement and proxy for the 2001 annual meeting of shareholders. Any such proposal should be addressed to the Company's president and mailed to 4370 Peachtree Road, N.E., Atlanta, Georgia 30319-3000. In accordance with the rules of the Securities and Exchange Commission, the Company may exercise discretionary authority to vote proxies with respect to any shareholder proposal to be presented at the Company's 2000 annual meeting but not included in the Company's proxy statement for such meeting if the shareholder has not given notice to the Company by February 11, 2000.


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